Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT

AND ASSIGNMENT AND ASSUMPTION

THIS SECOND AMENDMENT TO CREDIT AGREEMENT AND ASSIGNMENT AND ASSUMPTION dated as of February 7, 2011 (the “Agreement”) is entered into among Spark Networks Limited, a company organized under the laws of England and Wales (the “Prior Borrower”), Sparks Networks, Inc., a Delaware corporation (the “Parent”), Spark Networks USA, LLC, a Delaware limited liability company (the “Borrower”), the Subsidiary Guarantors, the Lenders and Bank of America, N.A., as Administrative Agent. All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement (as defined below).

RECITALS

WHEREAS, the Prior Borrower, the Parent, the Lenders and Bank of America, N.A., as Administrative Agent entered into that certain Credit Agreement dated as of February 14, 2008 (as amended and modified from time to time, the “Credit Agreement”);

WHEREAS, the Prior Borrower, the Borrower and the Parent have requested that the Lenders (a) amend the Credit Agreement as set forth below and (b) consent to the assignment of all of the obligations and liabilities of the Prior Borrower under the Loan Documents to the Borrower;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments. The Credit Agreement is hereby amended as follows:

(a) The definition of “Base Rate” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

(b) The definition of “Borrower” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Borrower” means Spark Networks USA, LLC, a Delaware limited liability company.

(c) Clause (b) of the definition of “Change of Control” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

(b)(i) the Parent shall cease to own or control all of the economic and voting rights associated with ownership of 100% of the outstanding Equity Interests having voting rights of all classes of Spark UK, on a fully diluted basis and (ii) Spark UK shall cease to own and control all of the economic and voting rights associated with ownership of 100% of the outstanding Equity Interests having voting rights of all classes of the Borrower, on a fully diluted basis; or

(d) The definition of “Consolidated Fixed Charges” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Consolidated Fixed Charges” means, as of any date of determination, for the Parent and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) Consolidated Interest Charges for the period of the four consecutive fiscal quarters most recently ended plus (b) CMLTD plus (c) the amount of redemptions/repurchases of Equity Interests by the Parent pursuant to Section 7.06(e) and the amount of dividends made by the Parent pursuant to Section 7.06(e), in each case, during the period of the four consecutive fiscal quarters most recently ended (not including the first $15,000,000 in the aggregate of redemptions/repurchases and dividends or distributions made by the Parent within 365 days of the Second Amendment Effective Date (or such later date as approved by the Required Lenders)) plus (d) Assumed Amortization.

(e) The definition of “Eurodollar Rate” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Eurodollar Rate” means,

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and

(b) for any interest rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. London time determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.

(f) The definition of “Foreign Security Documents” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Foreign Security Documents” means the collective reference to the pledge agreements, charges, and other similar documents and agreements pursuant to which any Loan Party purports to pledge or grant a security interest in any Equity Interests of any Foreign Subsidiary, each as may be amended, restated, supplemented or otherwise modified from time to time.

(g) The definition of “Maturity Date” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

“Maturity Date” means February 14, 2014, as such date may be extended in accordance with Section 2.14; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

(h) The last sentence in the definition of “Subsidiary” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:

Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.

(i) The definitions of “Applicable Foreign Obligor Documents”, “Foreign Obligor”, “Intermediate Holding Company” and “Permitted Holding Company Reorganization” are hereby deleted from Section 1.01 of the Credit Agreement in their entireties.

(j) The following definitions are hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order to read as follows:

“Second Amendment Effective Date” means February 7, 2011.

“Spark UK” means Spark Networks Limited, a company organized under the laws of England and Wales.

(k) The first sentence of Section 2.10(a) of the Credit Agreement is hereby amended to read as follows:

All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual elapsed days.

(l) Section 3.02 of the Credit Agreement is hereby amended to read as follows:

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund any Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Committed Loans to Eurodollar Rate Loans shall be suspended and pending or future requests for Eurodollar Rate Loans shall, as to such Lender, be deemed requests for Base Rate Loans (and the Borrower shall provide a Committed Loan Notice in form and substance acceptable to the Administrative Agent and such Lender if requested by such Lender or the Administrative Agent) and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case, until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

(m) Section 3.03 of the Credit Agreement is hereby amended to read as follows:

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case, until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

(n) Section 5.03 of the Credit Agreement is hereby amended to read as follows:

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document except (a) as may be required by laws affecting the offering and sale of securities generally, (b) filings with the United States Copyright Office and/or the United States Patent and Trademark Office, (c) filings under the UCC (or equivalent foreign filing office) and/or the Assignment of Claims Act, (d) with respect to any Collateral added in accordance with Section 6.12 after the Closing Date, approvals, consents, exemptions, authorizations or other actions by, notices to or filing with any Governmental Authority as required under any applicable Law, and (e) as may be required with respect to Vehicles represented by a certificate of title.

(o) Section 5.21 of the Credit Agreement is hereby deleted from the Credit Agreement in its entirety.

(p) Section 6.02(a) of the Credit Agreement is hereby amended to read as follows:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), (i) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Parent and the Borrower and (ii) financial statements in form and substance substantially similar to those prepared prior to the Closing Date (or in such other form as may be acceptable in both form and substance to the Administrative Agent) and setting forth the amount of Consolidated Adjusted EBITDA of the Parent attributable to (A) the Israeli Sub and (B) Foreign Subsidiaries of the Parent (excluding the Israeli Sub);

(q) Section 6.12(b) of the Credit Agreement is hereby amended to read as follows:

(b) Foreign Subsidiaries.

Cause 66% (or such greater percentage that, due to a change in an applicable Law after the date hereof, (i) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (ii) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by a Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Collateral Documents, together with opinions of counsel and any filings and deliveries necessary in connection therewith to perfect the security interests therein, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(r) Section 6.14 of the Credit Agreement is hereby amended to read as follows:

6.14 Approvals and Authorizations. Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority in such jurisdiction that are required in connection with the Loan Documents.

(s) Clause (v) in Section 7.02(h) of the Credit Agreement is hereby amended to read as follows:

(v) immediately before and immediately after giving pro forma effect to such purchase or other acquisition (or series of related purchases or acquisitions), the Borrower shall have at least $3,000,000 in the aggregate of cash, cash equivalents and/or amounts which may be borrowed hereunder in accordance with the terms of this Agreement;

(t) Section 7.02(i) of the Credit Agreement is hereby amended to read as follows:

(i) [Reserved].

(u) Section 7.05(h) of the Credit Agreement is hereby amended to read as follows:

(h) [Reserved].

(v) Section 7.06(a) of the Credit Agreement is hereby amended to read as follows:

(a) each Subsidiary of the Borrower may make Restricted Payments to the Borrower, to each other owner of such Subsidiary and to each direct parent of such Subsidiary that is a Loan Party; provided, that all such Restricted Payments shall be made on a ratable basis among such owners;

(w) Sections 7.06(e) and (f) of the Credit Agreement are hereby amended to read as follows:

(e)(i) the Parent may make equity redemptions/repurchases, and the Borrower may make dividends or distributions to the Parent, or to Spark UK in a certain amount in order that Spark UK shall make dividends or distributions to the Parent, in such amount to finance such redemptions/repurchases, in each case, so long as (A) no Default or Event of Default has occurred and is continuing, (B) the Parent and its Subsidiaries are in pro forma compliance with the financial covenants set forth in Section 7.12, and (C) after giving effect to each such redemption/repurchase, the Borrower shall have at least $3,000,000 in the aggregate of cash, cash equivalents and/or amounts which may be borrowed hereunder in accordance with the terms of this Agreement and (ii) the Parent may make cash dividends, and the Borrower may make dividends or distributions to the Parent, or to Spark UK in a certain amount in order that Spark UK shall make dividends or distributions to the Parent, in such amount to finance such cash dividends by the Parent, in each case, so long as (A) no Default or Event of Default has occurred and is continuing, (B) the Parent and its Subsidiaries are in pro forma compliance with the financial covenants set forth in Section 7.12, and (C) after giving effect to each such dividend, the Borrower shall have at least $3,000,000 in the aggregate of cash, cash equivalents and/or amounts which may be borrowed hereunder in accordance with the terms of this Agreement;

(f) the Borrower may make Restricted Payments to Spark UK in a certain amount in order that Spark UK shall make Restricted Payments to the Parent in such amount to permit the Parent to pay (i) the Parent’s reasonable out-of-pocket costs and expenses related to the Parent’s corporate overhead in an amount not to exceed $6,000,000 during any fiscal year and (ii) income taxes attributable to the Borrower and its Subsidiaries; and

(x) Section 7.12(a) of the Credit Agreement is hereby amended to read as follows:

(a) Maximum Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time during any period of four fiscal quarters of the Parent ending on the last day of each fiscal quarter set forth below to be greater than 2.00 to 1.0.

(y) Article XI of the Credit Agreement is hereby deleted from the Credit Agreement in its entirety.

(z) Schedule 5.03 of the Credit Agreement is hereby deleted from the Credit Agreement in its entirety.

2. Assignment.

(a) The Prior Borrower hereby assigns, transfers and sets over unto the Borrower, and the Borrower hereby assumes, all the rights, obligations, duties, responsibilities and liabilities of the Prior Borrower as set forth in the Credit Agreement and the other Loan Documents, and agrees to perform all the obligations, duties and liabilities required by the Loan Agreement and the other Loan Documents in the manner, and in all other respects as therein provided; and to be bound by all of the terms of the Loan Agreement and the other Loan Documents all as fully and to the same extent as though such Loan Agreement and other Loan Documents and each of them, had originally been made, executed and delivered by the Borrower. The Borrower acknowledges that it is now the “Borrower” as that term is defined in the Loan Documents.

(b) Subject to the Borrower’s assumption of the rights, obligations, duties, responsibilities and liabilities of the Prior Borrower under the Loan Documents, the

Administrative Agent and the Lenders hereby consent to the assumption of the Loan Documents by the Borrower and acknowledge that the assignment does not constitute an Event of Default under the Loan Documents.

(c) All references to the “Borrower” in the Loan Documents shall be deemed references to “Spark Networks USA, LLC”.

3. Release. Israel Sub is hereby released and discharged from all of its obligations as a Subsidiary Guarantor under the Credit Agreement, the Subsidiary Guaranty and any other Loan Documents. The Prior Borrower is hereby released from all of its obligations under the Credit Agreement and any other Loan Documents. The Administrative Agent hereby agrees to execute and deliver such release documents as the Borrower reasonably requests in connection with this Release.

4. Conditions Precedent. This Agreement shall be effective upon satisfaction of the following conditions precedent:

(a) The Administrative Agent shall have received (i) counterparts of this Agreement executed by the Prior Borrower, the Borrower, the Guarantors, the Lenders and the Administrative Agent, (ii) a Note executed by the Borrower in favor of each Lender and (iii) executed amendments to the Collateral Documents reasonably necessary to provide for the assignment to the Borrower contemplated above.

(b) The Administrative Agent shall have received a certificate of a Responsible Officer of each Loan Party, in form and substance reasonably satisfactory to the Administrative Agent, attaching resolutions of each Loan Party approving and adopting this Agreement and authorizing the execution and delivery of this Agreement and any documents, agreements or certificates related thereto and certifying that such resolutions have not been amended, supplemented or otherwise modified and remain in full force and effect as of the date hereof.

(c) The Administrative Agent shall have received a favorable opinion of counsel of the Loan Parties, addressed to the Administrative Agent and each Lender, in each case in form and substance reasonably satisfactory to the Administrative Agent; and

(d) The Administrative Agent shall have received (i) for the account of each Lender executing this Agreement, a fee equal to 0.25% of the amount of the Commitment of such Lender and (ii) any other reasonable fees and expenses owing to the Administrative Agent.

5. Reaffirmation of Credit Agreement. The Credit Agreement and the obligations of the Loan Parties thereunder and under the other Loan Documents, are hereby ratified and confirmed and shall remain in full force and effect according to their terms. This Agreement is a Loan Document.

6. Reaffirmation of Guaranties. Except as expressly provided herein, each Guarantor hereby (a) acknowledges and consents to all of the terms and conditions of this Agreement, (b) affirms all of its obligations under the Loan Documents to which it is a party, (c) agrees that this Agreement and all documents executed in connection herewith do not operate to reduce or discharge such Guarantor’s obligations under the Loan Documents to which it is a party and (d) each Guarantor agrees that the Subsidiary Guaranty and the Parent Guaranty, as applicable, remains effective with respect to the new Borrower.

7. Reaffirmation of Security Interests. Except as expressly provided herein, each Loan Party (a) affirms that each of the Liens granted in or pursuant to the Loan Documents are valid and subsisting and (b) agrees that this Amendment shall in no manner impair or otherwise adversely effect any of the Liens granted in or pursuant to the Loan Documents.

8. Representations and Warranties/No Default.

(a) By its execution hereof, each Loan Party hereby certifies that after giving effect to this Agreement:

(i) each of the representations and warranties set forth in the Credit Agreement and the other Loan Documents is true and correct in all material respects as of the date hereof as if fully set forth herein, except:

(A) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date;

(B) the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement;

(C) that any representation or warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects as of the date hereof (subject to clause (A) above); and

(ii) no Default or Event of Default has occurred and is continuing as of the date hereof or would result after giving effect to the transactions contemplated hereunder.

(b) By its execution hereof, each Loan Party hereby represents and warrants that such Person has all requisite power and authority and has taken all necessary corporate or other action to authorize the execution, delivery and performance of this Agreement and each other document executed in connection herewith to which it is a party in accordance with their respective terms.

(c) This Agreement and each other document executed in connection herewith has been duly executed and delivered by the duly authorized officers of each Loan Party, and each such document constitutes the legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms.

9. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other secured electronic format (.pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SPARK NETWORKS LIMITED, as Prior Borrower

By:	/s/ Brett Zane
Name: Brett Zane
Title: Chief Financial Officer

SPARK NETWORKS USA, LLC, as Borrower

By:	/s/ Brett Zane
Name: Brett Zane
Title: Chief Financial Officer

SPARK NETWORKS, INC., as Parent

By:	/s/ Brett Zane
Name: Brett Zane
Title: Chief Financial Officer

LOV USA, LLC, as Subsidiary Guarantor

By:	/s/ Brett Zane
Name: Brett Zane
Title: Chief Financial Officer

MINGLEMATCH, INC., as Subsidiary Guarantor

By:	/s/ Brett Zane
Name: Brett Zane
Title: Treasurer

HURRYDATE, LLC, as Subsidiary Guarantor
By: LOV USA, LLC, its Sole Member

By:	/s/ Brett Zane
Name: Brett Zane
Title: Chief Financial Officer

SN EVENTS, INC., as Subsidiary Guarantor

By:	/s/ Brett Zane
Name: Brett Zane
Title: Chief Financial Officer

KIZMEET, INC., as Subsidiary Guarantor

By:	/s/ Brett Zane
Name: Brett Zane
Title: Chief Financial Officer and Treasurer

SN HOLDCO, LLC, as Subsidiary Guarantor

By:	/s/ Brett Zane
Name: Brett Zane
Title: Chief Financial Officer and Treasurer

ADMINISTRATIVE
AGENT:
BANK OF AMERICA, N.A.,
as Administrative Agent

	By:	/s/ Julie Yamauchi
Name: Julie Yamauchi
Title: Senior Vice President

LENDERS:	BANK OF AMERICA, N.A.,
as Lender, L/C Issuer and Swing Line Lender

	By:	/s/ Julie Yamauchi
Name: Julie Yamauchi
Title: Senior Vice President